UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 25, 2010

ABRAXIS BIOSCIENCE, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33657	30-0431735
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11755 Wilshire Boulevard, Suite 2000

Los Angeles, California 90025

(Address of Principal Executive Offices) (Zip Code)

(310) 883-1300

(Registrant’s Telephone Number, Including Area Code)

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Merger Agreement

On June 30, 2010, Abraxis BioScience, Inc. (“Abraxis”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Celgene Corporation (“Celgene”), and Artistry Acquisition Corp., a direct wholly-owned subsidiary of Celgene (“Merger Sub”), pursuant to which, subject to the satisfaction or waiver of certain conditions, Merger Sub will merge with and into Abraxis and Abraxis will become a direct wholly-owned subsidiary of Celgene (the “Merger”).

On the terms and subject to the conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, par value $0.001 per share, of Abraxis (the “Abraxis Common Stock”) issued and outstanding immediately prior to the Effective Time (other than treasury shares of Abraxis and any shares of Abraxis Common Stock owned by Celgene, Merger Sub or any wholly owned subsidiary of Celgene or Abraxis) will be converted into the right to receive the following:

•	an amount in cash, without interest, equal to $58.00 (the “Cash Consideration”),

•	0.2617 (the “Exchange Ratio”) of a share of common stock, par value $.01 per share, of Celgene (the “Celgene Common Stock”), and

•	one contingent value right (a “CVR”) issued by Celgene subject to and in accordance with the CVR Agreement described below.

All outstanding stock options (“Options”), stock appreciation rights (“SARs”) and restricted stock units (“RSUs”) of Abraxis will be canceled at the Effective Time. Holders of Options and SARs with an exercise or base price below the Per Share Amount will receive, for each share of Abraxis Common Stock subject to such Option or SAR:

•	a cash payment equal to the difference between the Per Share Amount and the exercise price or base price of the Option or SAR, as applicable, and

•	one CVR.

Holders of Options and SARs with an exercise or base price below the Per Share Amount (as defined below) will be given the right to elect, during a period of at least five business days ending the business day preceding the closing of the Merger, to pay to Abraxis a cash payment equal to the difference between the exercise price or base price of the Option or SAR, as applicable, and the Per Share Amount, and in exchange receive one CVR.

Holders of RSUs will receive, for each RSU:

•	a cash payment equal to the Per Share Amount, and

•	one CVR.

The “Per Share Amount” means the sum of (x) the amount obtained by multiplying (1) the Exchange Ratio and (2) the Celgene Share Cash Value (as defined below), with such amount rounded up to the nearest cent, and (y) the Cash Consideration. The “Celgene Share Cash Value” will be an amount equal to the average of the closing sale prices for Celgene Common Stock on NASDAQ, as reported in The Wall Street Journal, for each of the ten consecutive trading days ending with the seventh complete trading day prior to the Effective Time.

Abraxis and Celgene’s respective obligations to complete the Merger are subject to customary conditions, including:

•	the approval of the Merger by the Abraxis’ stockholders,

•	the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, and

•	the effectiveness of Celgene’s Registration Statement on Form S-4 covering shares of Celgene Common Stock and CVRs to be issued in the Merger.

The Merger Agreement prohibits Abraxis from soliciting or knowingly encouraging competing proposals (the “No-Shop Prohibition”). However, before its stockholders vote to approve the Merger, Abraxis may, subject to the terms and conditions set forth in the Merger Agreement, provide information to a third party that makes an unsolicited acquisition proposal, subject to the execution of a confidentiality agreement, and may engage in discussions and negotiations with a third-party that makes an unsolicited acquisition proposal that the Abraxis’ board of directors determines constitutes or is reasonably likely to result in a “Superior Proposal” (as defined in the Merger Agreement). The Merger Agreement also permits Abraxis to terminate the Merger Agreement to enter into a definitive agreement for a Superior Proposal with a third-party if Abraxis shall have complied in all material respect with the No-Shop Prohibition, shall have provided Celgene with five business days to match the Superior Proposal and simultaneously pays to Celgene a termination fee of $145 million.

The Merger Agreement also provides for certain other termination rights for both Celgene and Abraxis. Abraxis may be required to pay Celgene a termination fee of $145 million upon termination of the Merger Agreement under specified circumstances.

This summary of Merger Agreement has been included, and the Merger Agreement has been included as an Exhibit, to provide investors and security holders with information regarding its terms. It is not intended to provide any other financial information regarding Abraxis or Celgene. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts; and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any description thereof as characterizations of the actual state of facts or condition of Abraxis or Celgene. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in public disclosures by Abraxis or Celgene.

Voting Agreement

Dr. Patrick Soon-Shiong and related entities holding, in the aggregate, approximately 82% of the outstanding Abraxis Common Stock (the “Principal Stockholders”) entered in a Voting Agreement with Celgene and Merger Sub (the “Voting Agreement”), pursuant to which the Principal Stockholders have agreed, subject to the terms thereof, to vote their shares of Abraxis Common Stock in favor of the approval and adoption of the Merger Agreement and the transactions contemplated thereby, and against, among other things, any business combination or extraordinary corporate transaction other than the Merger or another business combination or transaction with Celgene or any of its affiliates. The Principal Stockholders also granted Celgene an irrevocable proxy to vote their shares of Abraxis Common Stock in accordance with the preceding sentence.

The Voting Agreement also limits the ability of the Principal Stockholders to sell or otherwise transfer their shares of Abraxis Common Stock, other than to certain permitted transferees. The Voting Agreement will terminate upon the earlier to occur of (i) the Effective Time, (ii) a material amendment of the Merger Agreement that is adverse to the Principal Stockholders that is not consented to by the Principal Stockholders (including a decrease or change in the form of the Merger Consideration) and (iii) the termination of the Merger Agreement in accordance with its terms.

Contingent Value Rights Agreement

At the closing of the Merger, Celgene and a mutually acceptable trustee will enter into a Contingent Value Rights Agreement (“CVR Agreement”) governing the terms of the CVRs. A holder of a CVR is entitled to receive a pro rata portion of each of the following cash payments that Celgene is obligated to pay to all holders of CVRs:

•

Milestone Payment #1. Celgene will be obligated to pay $250 million upon the achievement of U.S. regulatory approval of Abraxane® for use in the treatment of non-small cell lung cancer, which permits Celgene to market such Product under a label that includes a progression free survival claim, but only if the foregoing milestone is achieved no later than the fifth anniversary of the execution of the CVR Agreement.

•

Milestone Payment #2. Celgene will be obligated to pay $400 million (if achieved no later than April 1, 2013) or $300 million (if achieved after April 1, 2013 and before the fifth anniversary of the CVR Agreement) upon the achievement of U.S. regulatory approval of Abraxane® for use in the treatment of pancreatic cancer, which permits Celgene to market such Product under a label that includes an overall survival claim.

•	Net Sales Payments. For each full one-year period ending December 31 during the term of the CVR Agreement (a “Net Sales Measuring Period), Celgene will be obligated to pay to the CVR holders:

•

2.5% of that portion of Net Sales of Abraxane® and the other Products (as each such term is defined in the CVR Agreement) that exceeds $1 billion but is less than or equal to $2 billion for such period, plus

•	an additional amount equal to 5.0% of that portion of Net Sales of Abraxane® and the other Products that exceeds $2 billion but is less than or equal to $3 billion for such period, plus

•	an additional amount equal to 10.0% of that portion of Net Sales of Abraxane® and the other Products that exceeds $3 billion for such period

No Net Sales Payments will be due following a Net Sales Payment Termination Date. “Net Sales Payment Termination Date” is defined as the last day of the Net Sales Measuring Period ending on December 31, 2025; provided that, if Net Sales of the Products for the Net Sales Measuring Period ending on December 31, 2025 are equal to or greater than $1 billion, then the Net Sales Payment Termination Date shall be extended until the earlier of (x) the last day of the Net Sales Measuring Period subsequent to December 31, 2025 during which Net Sales of the Products are less than $1 billion and (y) December 31, 2030.

Celgene has agreed to use diligent efforts to achieve each of the Milestones above through the fifth year anniversary of the CVR Agreement and to obtain FDA regulatory approval for the commercial manufacture, marketing and sale of Abraxane® for the treatment of melanoma, ovarian cancer, bladder cancer and first-line metastatic breast cancer unless the data generated in an appropriate clinical trial does not support further development of Abraxane® for the applicable indication. Celgene has also agreed to use diligent efforts to sell Abraxane® or any other the Products for which Celgene has obtained regulatory approval for the commercial manufacture, marketing and sale thereof.

Celgene has also agreed to use its reasonable best efforts to cause the CVRs to be approved for listing for trading on Nasdaq and to maintain such listing for as long as CVRs remain outstanding.

Celgene may, at any time on and after the date that 50% of the CVRs issued pursuant to the terms of the Merger Agreement either are (i) no longer outstanding, and/or (ii) repurchased, acquired, redeemed or retired by Celgene, redeem all (but not less than all) of the outstanding CVRs at a cash redemption price equal to the average price paid for all CVRs by Celgene in prior transactions.

The foregoing description of the Merger Agreement, the Voting Agreement, and the CVR Agreement does not purport to be complete, and is qualified in its entirety by reference to such agreements. Copies of the Merger Agreement, the Voting Agreement and the form of CVR Agreement are filed as Exhibits 2.1, 10.1 and 10.2, respectively, and are incorporated into this Item 1.01 by reference.

Additional Information

Celgene will file a registration statement, and Abraxis will file a proxy statement, with the Securities and Exchange Commission (SEC) relating to the proposed transaction. Abraxis stockholders are advised to read the registration and proxy statements when they become available because they will contain important information. Investors may obtain a free copy of the registration and proxy statements (when they become available) and other relevant documents filed by Celgene and Abraxis with the SEC at the SEC’s Web site at http://www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by directing a written request to: Celgene Corporation, 86 Morris Avenue, Summit, New Jersey, 07901, Attention: Investor Relations, or Abraxis Bioscience Inc., 11755 Wilshire Blvd., Los Angeles, CA, 90025, Attention: Investor Relations.

Abraxis and its directors and executive officers will be deemed to be participants in the solicitation of proxies from the Abraxis stockholders in connection with the proposed transaction. Information concerning the interests of Abraxis’ participants in the solicitation, which may be different than those of Abraxis’ stockholders generally, is set forth in the amendment filed with the SEC on April 26, 2010 to Abraxis’ Annual Report on Form 10-K for the year ended December 31, 2009 and in Item 5.02, and will be described in the proxy statement relating to the Merger.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On June 25, 2010, the compensation committee of the board of directors of Abraxis approved a retention agreement for Bruce Wendel, Abraxis’ chief executive officer. Under the terms of the retention agreement, Abraxis would be obligated to pay to Mr. Wendel certain benefits if a change of control occurs on or before December 31, 2011 and Mr. Wendel’s employment is terminated by Abraxis without cause or by Mr. Wendel for good reason at anytime during an 18 month period following such change of control. In such event, Abraxis would be obligated to pay Mr. Wendel an amount equal to two times the sum of his then base salary and target bonus, continue to pay his COBRA benefits for 18 months and provide him life insurance coverage for 2 years.

The foregoing description of the retention agreement does not purport to be complete, and is qualified in its entirety by reference to such agreement. A copy of the retention agreement is filed as Exhibit 10.3 and is incorporated into this Item 5.02 by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger, by and among Abraxis BioScience, Inc., Celgene Corporation and Artistry Acquisition Corp., dated as of June 30, 2010. Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants hereby undertake to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

10.1	Voting Agreement, by and among Abraxis Bioscience, Inc., Celgene Corporation, Artistry Acquisition Corp. and the signatory stockholders thereto, dated as of June 30, 2010.

10.2	Form of Contingent Value Rights Agreement to be entered into by and among Celgene Corporation and Trustee.

10.3	Retention Agreement, dated as of June 25, 2010, between Bruce Wendel and Abraxis BioScience, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: July 1, 2010	By:	/s/ Bruce Wendel
Bruce Wendel Chief Executive Officer

Index to Exhibits

Exhibit	Description
2.1	Agreement and Plan of Merger, by and among Abraxis BioScience, Inc., Celgene Corporation and Artistry Acquisition Corp., dated as of June 30, 2010. Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The registrants hereby undertake to furnish copies of any of the omitted schedules and exhibits upon request by the U.S. Securities and Exchange Commission.

10.1	Voting Agreement, by and among Abraxis Bioscience, Inc., Celgene Corporation, Artistry Acquisition Corp. and the signatory stockholders thereto, dated as of June 30, 2010.

10.2	Form of Contingent Value Rights Agreement to be entered into by and among Celgene Corporation and Trustee.

10.3	Retention Agreement, dated as of June 25, 2010, between Bruce Wendel and Abraxis BioScience, Inc.